UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 26, 2006

SEACHANGE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-21393	04-3197974
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

124 Acton Street, Maynard, MA	01754
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number including area code: (978) 897-0100

No change since last report

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Acceleration of Options

On January 26, 2006, the Compensation and Option Committee (the “Committee”) of the Board of Directors of SeaChange International, Inc. (the “Company”) approved the immediate and full acceleration of the vesting of each otherwise unvested stock option granted under the Company’s Amended and Restated 1995 Stock Option Plan (the “Plan”) with an exercise price greater than $9.00 per share, resulting in only those options with an exercise price greater than the current publicly traded price of the Company’s common stock being accelerated. Stock options granted under the Plan with respect to 1,361,380 shares of the Company’s Common Stock (“Common Shares”), including an aggregate of approximately 889,888 options held by executive officers and directors, are subject to this acceleration, which was effective as of January 26, 2006. Each director and executive officer has agreed to enter into a lock-up agreement (a “Lock-up Agreement”), which provides that the director or executive officer will refrain from selling Common Shares acquired upon the exercise of accelerated options (other than shares needed to cover the exercise price and satisfy withholding taxes) until the date on which the exercise would have been permitted under the option’s pre-acceleration vesting terms or, if earlier, the person’s last day of employment with or service to the Company or upon an “Acquisition” as defined in the Plan.

The decision to accelerate the vesting of these options was made primarily to reduce non-cash compensation expense that would have been recorded in future periods following the Company’s application of Financial Accounting Standards Board Statement No. 123, “Share Based Payment (revised 2004)” (“FAS 123R”). The Company will be required to apply the expense recognition provisions of FAS 123R beginning in the first quarter of fiscal 2007. The Company’s current estimate for the aggregate expense that will be eliminated as a result of the acceleration of the vesting of these options is approximately $6.9 million, based on all outstanding options continuing to vest under their original, pre-acceleration vesting terms.

The form of the Lock-Up Agreement is attached hereto as Exhibit 10.1.

Transition Agreement for William L. Fiedler

On January 30, 2006, the Company and William L. Fiedler entered into a Management Transition Agreement (the “Transition Agreement”), a copy of which is attached hereto as Exhibit 10.2, in connection with the transition by the Company to a new Chief Financial Officer, as previously disclosed on the Company’s Current Report on Form 8-K filed May 24, 2005.

Mr. Fiedler will remain the Chief Financial Officer of the Company until the earlier of April 30, 2006 or the election of a new Chief Financial Officer, unless the employment of Mr. Fiedler is earlier terminated.

The terms of the Transition Agreement are substantially the same as previously announced in the May 24, 2005 Form 8-K, except that Mr. Fiedler will remain an employee of the Company through January 31, 2008, instead of assuming the status of a consultant to the Company, and the stock options held by Mr. Fiedler will continue to vest during this period, to the extent they have not already been accelerated as part of the Company-wide option acceleration of out-of-the money options discussed above. During the term of the Transition Agreement, Mr. Fiedler will make himself available as reasonably requested by the Company to provide services and duties as the Company reasonably requests, including, without limitation, providing training, advice and assistance to the Company and the new Chief Financial Officer in the transition to the position of Chief Financial Officer of the Company.

The Transition Agreement provides that Mr. Fiedler is to receive his current basic salary through April 30, 2006 and then a monthly salary of $17,975.00 from May 1, 2006 through January 31, 2008. Mr. Fiedler is also entitled to a bonus for fiscal year 2006, in an amount not less than $45,000, the amount of the bonus paid by the Company to Mr. Fiedler with respect to fiscal year 2005.

Should the employment of Mr. Fiedler be terminated prior to January 31, 2008 by the Company for “cause” (as defined in the Transition Agreement), by Mr. Fiedler voluntarily (other than for “good reason” (as defined in the Transition Agreement)) or upon Mr. Fiedler’s death or “disability” (as defined in the Transition Agreement), the Company shall have no further obligations pursuant to the Transition Agreement to Mr. Fiedler.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)	See Item 1.01 with respect to the Management Transition Agreement entered into as of January 30, 2006 by and between the Company and William L. Fiedler.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

The following Exhibits are furnished as part of this report:

Exhibit No.	Description
10.1	Form of Lock-up Agreement

10.2	Management Transition Agreement, dated as of January 30, 2006, by and between the Company and William L. Fiedler

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEACHANGE INTERNATIONAL, INC.

By:	/s/ William L. Fiedler
William L. Fiedler
Chief Financial Officer, Treasurer, Secretary and Senior Vice President, Finance and Administration

Dated: January 31, 2006

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Lock-up Agreement

10.2	Management Transition Agreement, dated as of January 30, 2006, by and between the Company and William L. Fiedler